UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Chicago Mercantile Exchange Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was distributed to the Class B shareholders of Chicago Mercantile Exchange Holdings Inc. on March 5, 2004.

[Chicago Mercantile Exchange Logo]

20 South Wacker Drive 312/930.1000 tel

Chicago, IL 60606-7499 312/466.4410 fax

www.cme.com

March 5, 2004

Dear Class B Shareholder:

Proxy material for our Special Meeting of our Class B shareholders, to be held on March 16, 2004, was mailed to you in late February.

As of today, our records indicate that we have not yet received your signed proxy card. With the Special Meeting only a short time away, it is important that you sign and return your proxy today to make sure that your shares will be voted at the meeting in accordance with your desires. We urge you to vote even if you plan to attend the meeting in person. If you have already returned your proxy card or voted by telephone or over the Internet, please disregard this reminder.

At the Special Meeting, we are seeking your approval of the following proposal:

To give the Board of Directors the authority, but not the obligation, to transition trading in an orderly fashion in the first and second near-by quarterly expiration Eurodollar futures contract months to our GLOBEX® electronic trading system as follows:

(1) in the first near-by quarterly expiration Eurodollar futures contract month, if trading volume on GLOBEX in the first near-by quarterly expiration Eurodollar futures contract during regular trading hours, RTH:

(i) is less than 25 percent of total RTH trading volume in that contract month for the five trading days beginning April 26, 2004 and ending on, and including, April 30, 2004; or

(ii) for the period subsequent to April 30, 2004, is less than 25 percent of total RTH trading volume in that contract month during three consecutive five day trading periods, as measured on the last full day of each trading week (in each case including the last day of the week); and

(2) in the second near-by quarterly expiration Eurodollar futures contract month, if trading volume on GLOBEX in the second near-by quarterly expiration Eurodollar futures contract during RTH:

(i) is less than 20 percent of total RTH trading volume in that contract month for the five trading days beginning April 26, 2004 and ending on, and including, April 30, 2004; or

(ii) for the period subsequent to April 30, 2004, is less than 20 percent of total RTH trading volume in that contract month during three consecutive five day trading periods, as measured on the last full day of each trading week (in each case including the last day of the week).

Total RTH trading volume in the applicable contract month will be calculated as open outcry pit trading plus GLOBEX, excluding any pack, bundle or spread that includes any contract other than the two near-by contract months. In addition, with respect to the second near-by quarterly expiration Eurodollar futures contract month, we will suspend the calculation for the four weeks immediately following the expiration of the near-by futures contract.

The Board of Directors believes that the approval of the proposal is in the best interests of the company and its shareholders and will provide the Board with the required flexibility to effectively compete with other exchanges offering competing Eurodollar futures contracts. The proposal is consistent with our strategy and is aimed to ensure the liquidity of our Eurodollar market.

In the event that your proxy material has been misplaced, we are enclosing for your use a duplicate proxy card and return envelope.

If you have not yet returned your proxy, please sign and return the enclosed card as soon as possible. You may also vote by telephone or over the Internet by following the instructions on the proxy card. In the event we receive two proxies from you, the one bearing the latest date automatically revokes all prior proxies.

Questions about the Special Meeting or the proposal may also be directed to our dedicated information lines at (312) 930-3220 or toll free at (866) 332-3220.

Sincerely,

/s/ Terrence A. Duffy	/s/ Craig S. Donohue

Terrence A. Duffy Chairman of the Board	Craig S. Donohue Chief Executive Officer

*    *    *

Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) regarding the Special Meeting of shareholders to be held on March 16, 2004. In addition, Chicago Mercantile Exchange Holdings Inc. may be filing other relevant documents concerning the Special Meeting with the SEC. Shareholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Special Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Special Meeting.

Chicago Mercantile Exchange Holdings Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposal. Information concerning the participants in the solicitation is set forth in the definitive proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the SEC on February 24, 2004.